UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

GRAN TIERRA ENERGY INC.
(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 000-52594

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, Gran Tierra Energy Inc. (“Gran Tierra”) sold an aggregate of 50,000,000 units of Gran Tierra’s securities at a price of $1.50 per unit in a private offering for gross proceeds of $75 million (the “Purchase Price”), pursuant to three separate Securities Purchase Agreements, dated June 20, 2006, and one Securities Purchase Agreement, dated June 30, 2006 (collectively, the “2006 Offering”). Each unit comprised one share of Gran Tierra’s common stock and one warrant to purchase one-half of a share of Gran Tierra’s common stock at an exercise price of $1.75 for a period of five years, resulting in the issuance of 50,000,000 shares of Gran Tierra’s common stock and warrants to purchase 25,000,000 shares of Gran Tierra’s common stock. In connection with the issuance of these securities, Gran Tierra entered into four separate Registration Rights Agreements with the investors pursuant to which Gran Tierra agreed to register for resale the shares (and shares issuable pursuant to the warrants) issued to the investors in the offering by November 17, 2006 (the “Mandatory Effective Date”). Since the registration statement was not declared effective by the Securities and Exchange Commission by that date, Gran Tierra accrued approximately USD $7.75 Million in liquidated damages.

On June 27, 2007, under the terms of the Registration Rights Agreements, Gran Tierra obtained a sufficient number of consents from the signatories to the agreements waiving Gran Tierra’s obligation to pay in cash the accrued liquidated damages. Gran Tierra agreed to amend the terms of the warrants issued in the 2006 Offering by reducing the exercise price of the warrants to $1.05 and extending the life of the warrants by one year.

Item 8.01.	Other Events.

On June 29, 2007, Gran Tierra issued a press release announcing the waiver. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, dated June 29, 2007, Announcing Gran Tierra Energy Inc. Waiver of Liquidated Damages and Amendment of Warrants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAN TIERRA ENERGY INC.

Dated July 3, 2007	By:	/s/ Martin H. Eden

Martin H. Eden Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release Issued June 29, 2007